EXHIBIT 99.2

[PricewaterhouseCoopers Letterhead]

Report of Independent Accountants

Merrill Lynch Depositor, Inc.

We have examined management’s assertion that as of and for the year ended December 31, 2014, Merrill Lynch Depositor, Inc. (the “Company”) has complied, in all material respects, with its established minimum servicing standards described in the accompanying Management’s Assertion on Compliance with PPLUS Minimum Servicing Standards with respect to PPLUS Trust Series GSG-2, dated March 11, 2015. The Company’s management is responsible for the assertion related to their compliance with the minimum servicing standards excluding those with respect to the Bank of New York Mellon as Trustee, Custodian, Paying Agent and Transfer Agent. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Company’s compliance with its minimum servicing standards.

In our opinion, management’s assertion referred to above presents in all material respects, the Company’s compliance with its minimum servicing standards as of and for the year ended December 31, 2014, based on the criteria set forth in Appendix I.

/s/ PricewaterhouseCoopers LLP

New York, NY
March 11, 2015

Management’s Assertion on Compliance with PPLUS Minimum
Servicing Standards
March 11, 2015
As of and for the year ended December 31, 2014, Merrill Lynch Depositor, Inc. (the “Company”) has complied, in all material respects, with the Company’s established minimum servicing standards, as set forth in Appendix I, for servicing the securities in each of the Trust Series, as listed on Schedule A hereto, excluding those with respect to the Bank of New York Mellon as Trustee, Custodian, Paying Agent and Transfer Agent.

By:	/s/ Dylan Lohonen
Dylan Lohonen
President Merrill Lynch Depositor, Inc.

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SCHEDULE A
PreferredPLUS Trust Series CZN-1
PreferredPLUS Trust Series FAR-1
PPLUS Trust Series GSG-2
PPLUS Trust Series GSC-2
INDEXPLUS Trust Series 2003-1

Appendix I

PPLUS Minimum Servicing Standards intended for use

in connection with the Annual Accountants Report ("AAR")

Below is Merrill Lynch Depositor, Inc.'s ("the Depositor"), Merrill Lynch Structured Credit Derivatives ("SCD") and the Merrill Lynch Credit Derivatives Operations Group ("OG") (collectively Merrill Lynch) minimum servicing standards for the PreferredPlus Program ("PPlus").

The Bank of New York Mellon ("the Bank" or “the Trustee”) acting as Trustee, Custodian, Paying Agent, and Transfer Agent on behalf of the PPlus Program has agreed to comply with all of the following minimum servicing standards. Merrill Lynch has obtained a certification from the Bank that it has complied with these criteria for the period January 1, 2014 to December 31, 2014.

MINIMUM Servicing STANDARD		Applicable Servicing STANDARD
Reference	Criteria	Performed by the Depositor	Performed by Bank/Trustee
CUSTODIAL BANK ACCOUNT RECONCILIATIONS
1	The Bank must reconcile all related custodial bank accounts.		X
	The Bank will include the Distribution report as Exhibit 99.1 in the Form 8-Ks filed with the SEC.		X
VERIFICATION OF INCOMING TRUST COLLATERAL INTEREST PAYMENTS
2	The Bank must have a tickler system in place so that they will be expecting and monitoring the custodial bank account for receipt of the collateral coupon interest. Each of the tickler systems shall be updated on an on-going basis as each new trust series is created.		X
	The Bank will ensure all interest payments are deposited into the custodial bank accounts and related bank clearing accounts on the day the Bank is in receipt of the funds.		X
	The Bank must prove the arithmetic accuracy of the amount of interest received by the Trust from the underlying securities and ensure that the face amount, description, coupon rate, and maturity date of the securities held in the Trust agree to the PPM Supplement dated Date XX, 20XX		X

1

MINIMUM Servicing STANDARD		Applicable Servicing STANDARD
Reference	Criteria	Performed by the Depositor	Performed by Bank/Trustee
TRUST DISBURSEMENTS
3	The Bank must prove the arithmetic accuracy of the amount of interest to be paid by the Trust to the Debt Unit holders by referring to the PPM Supplement dated Date XX, 20XX.		X
	The Bank will make all disbursements via wire transfer to The Depository Trust Company ("DTC") on the scheduled trust distribution date as soon as the amount of interest received from the underlying collateral into the custodial bank account has been received and verified for accuracy.		X
PARTIAL REDEMPTIONS
4	If there is a partial redemption of the trust certificates the Bank and the Depositor must ensure that the redemption proceeds received by the Trust and distributed by the Bank are in accordance with the series supplement.	X	X
DEFAULTS
5	If the Bank has actual knowledge of an event of default on the underlying securities that did not cause the Trust to liquidate, the Bank must distribute a formal notice of default to the Depositor, the certificateholders, the rating agencies and SCD/OG.		X
	If the Bank has actual knowledge of an event of default on the underlying securities that did not cause the Trust to liquidate, the procedures for a vote or consent of the certificateholders as set forth in the Standard Terms and series Supplement must be complied with.		X
CALL WARRANT EXERCISES AND OPTIONAL EXCHANGES
6	If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the Trust to liquidate, the Bank must give the Depositor and the affected certificateholders notice of any exercise of call warrants or optional exchange. Such notice must contain the amount of certificates to be purchased, the call price, and any other relevant information.		X

2

MINIMUM Servicing STANDARD		Applicable Servicing STANDARD
Reference	Criteria	Performed by the Depositor	Performed by Bank/Trustee
	If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the trust to liquidate, the Bank must notify the rating agencies of the call exercise or optional exchange.		X
	If there is an exercise of call warrants or an optional exchange of trust certificates for underlying securities that did not cause the trust to liquidate, the Bank must give notice of exercise or optional exchange to the Depositor and certificate registrar of any certificates that were called.		X
COMMUNICATIONS WITH CERTIFICATEHOLDERS
7

If there was any occasion for the exercise of voting rights or giving consents by the certificateholders, the Bank must provide notice to the certificateholders within 5 business days of the Trust's receipt of notice of the occasion and the Bank must vote or give consents as directed by certificateholders.

X
3